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                                                                  EXHIBIT 23.1



July 1, 1997



GS Mortgage Securities Corporation II
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY  10004
Attn:  J. Theodore Borter

         We consent to the inclusion in any form (whether in paper or digital format, including any electronic media such as CD-ROM or the Internet) in the Prospectus Supplement relating to the GS Mortgage Securities Corporation II Commercial Mortgage Pass-Through Certificates, Series 1997-GL 1, of our appraisal with respect to the properties listed below, and we consent to the reference to our firm under the caption "Experts" in such Prospectus Supplement.


         The Ritz Plaza:            March 31, 1997

         380 Madison Avenue:        June 23, 1997


Sincerely,


Koeppel Tener Real Estate Services, Inc.

By:             /s/ Wayne A. Nygard
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Title:          Senior Vice President
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